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                                                                   EXHIBIT 10.14



                                   GENTEK INC.

                           KEY EMPLOYEE RETENTION PLAN
                           ---------------------------

                             PRELIMINARY STATEMENTS

         A.       GenTek Inc. (the "Company") is a Delaware corporation.

         B. On October 11, 2002 (the "Petition Date"), the Company and certain of its direct and indirect subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

         C. The purpose of the Company's Key Employee Retention Plan is to retain key employees of the Debtors by providing them with competitive compensation, including, without limitation, severance protection and meaningful incentives for continued service.

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS
                         -------------------------------

                  Section 1.01 Definitions. Capitalized terms used in this Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

                  "ADMINISTRATIVE AGENT" shall mean the administrative agent for the pre-petition secured lenders.

                  "ANNUAL SALARY" shall mean the base salary paid to a Participant on an annual basis exclusive of any bonus payments or additional payments under any Benefit Plan.

                  "BENEFICIAL OWNER" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934.

                  "BENEFIT PLAN" shall mean any "employee benefit plan" (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company or any Debtor, including those relating to compensation, bonuses, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits).





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                  "BOARD" means the Board of Directors of the Company.

                  "BONUS PARTICIPANT" means each Existing Participant listed on Schedule B, as such schedule may be amended in accordance with Section 2.01, and each other individual designated in accordance with Section
         2.01 as a Bonus Participant in the Discretionary Bonus Pool, who in each case has received a Retention Bonus Notice.

                  "BUSINESS SEGMENT" means a business unit of the Company or any of the Debtors. The determination of what constitutes a "business unit" shall be made, in each case, by the Board.

                  "CAUSE" means (a) the continued failure by the Participant substantially to perform his or her duties and obligations to any Debtor (other than any such failure resulting from his or her incapacity due to physical or mental illness), including, without limitation, repeated refusal to follow the reasonable directions of his or her employer, knowing violation of the law in the course of performance of the duties of Participant's employment with any Debtor, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on any Debtor's premises during regular business hours; (b) fraud or material dishonesty against any Debtor; (c) a conviction or plea of guilty or NOLO CONTENDERE to the commission of a felony or a crime involving material dishonesty or moral turpitude; or (d) willful malfeasance or misconduct in connection with a Participant's duties hereunder or any act or omission that is results in demonstrable injury to the financial condition or business reputation of the Company or its affiliates. Determination of Cause shall be made by the Compensation Committee in its sole discretion.

                  "CHANGE OF CONTROL" shall mean the first to occur of the following:

                           (i) any Person, (A) who is not a Beneficial Owner, directly or indirectly, of voting securities of the Company as of the Emergence Date, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities or (B) who is a Beneficial Owner, directly or indirectly, of voting securities of the Company as of the Emergence Date, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, excluding in both (A) and (B) any Person who becomes such a Beneficial Owner in connection with a transaction described in subclause (x) of clause (iii) below; or

                           (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the


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         election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; provided that no change in the Board arising from a provision of the Plan of Reorganization (or the consummation thereof) shall be deemed a Change of Control solely by reason of this paragraph (ii); or

                           (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation (1) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and
         (2) continuing to be held by holders thereof immediately prior to such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (A) who is not a Beneficial Owner, directly or indirectly, of voting securities of the Company as of the Emergence Date, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities or (B) who is a Beneficial Owner, directly or indirectly, of voting securities of the Company as of the Emergence Date, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; or

                           (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 65% of the combined voting power of the voting securities of which is owned by substantially all of the stockholders of the Company immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                                    For the avoidance of doubt, the consummation
         of a Plan of Reorganization and the transactions contemplated thereby shall not be deemed a Change of Control.



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                  "CODE" shall mean the Internal Revenue Code of 1986, as
         amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

                  "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Board.

                  "DEBTORS" shall have the meaning set forth in the Preliminary Statements to this Plan.

                  "DISABILITY" shall mean, when used with reference to any Participant, long term disability under the applicable long term disability plan maintained by any of the Debtors under which the Participant is covered.

                  "DISCRETIONARY BONUS POOL" shall have the meaning set forth in
         Section 3.04.

                  "EFFECTIVE DATE" shall mean the date the Plan is approved by the appropriate court in accordance with Section 7.15.

                  "EMERGENCE DATE" shall mean the effective date of a Plan of Reorganization.

                  "ENHANCED SEVERANCE PARTICIPANT" shall mean each of the Participants listed on Schedule D.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "EXISTING PARTICIPANT" shall mean any Participant who is a Bonus Participant, Severance Participant, an Enhanced Severance Participant and/or a SERP Participant, each of whom is listed on Schedule A attached hereto.

                  "EXISTING BONUS RETENTION PLAN" shall mean the April 2002 GenTek Inc. Key Employee Retention Plan as established by the Company in April 2002.

                  "GOOD REASON" shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by any Debtor and then only if it is not consented to by such Participant in writing:

                  (i) a material adverse change in such Participant's reporting responsibilities, titles or elected or appointed offices as in effect immediately prior to the effective date of such change;



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                  (ii)     a material reduction by the Company in such
                           Participant's base salary and bonus opportunity in effect immediately prior to the effective date of such reduction, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to Participant; or

                  (iii) any change of more than 50 miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.

                  For purposes of this definition, none of the actions described in clauses (i) and (ii) above shall constitute "Good Reason" with respect to any Participant if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30 day period, provided that the Company has commenced such remedy within said 30 day period); provided that "Good Reason" shall cease to exist for any action described in clauses (i) through
                  (iii) above on the 60th day following the later of the occurrence of such action or the Participant's knowledge thereof, unless such Participant has given the Company written notice thereof prior to such date.

                  "PARTICIPANTS" shall mean those Existing Participants and those employees of the Company or any of the Debtors who are from time to time designated as Participants in accordance with Section 2.01(b); provided, however, that in the event that, subsequent to the Effective Date, a Participant learns that he or she is to receive compensation for his or her services from Latona Associates Inc. (or any of its affiliates other than the Company and its subsidiaries), then as a condition to such Participant's continued participation in this Plan, such Participant shall provide written notice of such payment at least 10 days in advance of the scheduled date of receipt of such payment to
         (i) the Board and the Administrative Agent, if such payment is made prior to the Emergence Date or (ii) to the Board, if such payment is made on or after the Emergence Date. Upon receipt of such notice, the Board shall have the right to terminate such Participant's participation in the Plan contingent upon Participant accepting such payment from Latona Associates Inc. (or any of its affiliates other than the Company and its subsidiaries); provided that the Board notifies the Participant of the Board's intention to so terminate such Participant's participation in the Plan at least one day prior to the date that payment from Latona Associates, Inc. is otherwise scheduled to be received by the Participant as set forth in the written notice to the Board. Nothing contained herein shall prevent a Participant from continuing to hold (or receiving a return on) any investments in relation to Latona Associates Inc. or its affiliates without such notice or termination rights.



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                  "PERSON" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by substantially all of the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company or (v) Paul Montrone (or any transferee by reason of operation of a will or laws of descent or distribution or any representative or guardian by reason of legal incapacity or disability), or any member of his immediate family or one or more trusts for the benefit of Mr. Montrone or his immediate family members or partnerships in which Mr. Montrone and such family members are the only partners.

                  "PLAN" shall mean this GenTek Inc. Key Employee Retention Plan, as amended, supplemented or modified from time to time in accordance with its terms.

                  "PLAN OF REORGANIZATION" shall mean a plan of reorganization pursuant to Chapter 11 of the United States Bankruptcy Code in any of the Debtors' Chapter 11 cases.

                  "RETENTION BONUS" means the aggregate bonus paid to the Bonus Participants as more fully described in Article III.

                  "RETENTION BONUS NOTICE" means a written notice in a form prescribed by the Compensation Committee which sets forth a Bonus Participant's Retention Bonus, as more fully described in Section 3.01.

                  "SALE OF A BUSINESS SEGMENT" means the sale of all or substantially all of the assets of a Business Segment.

                  "SERP PARTICIPANT" shall mean each of the Participants listed on Schedule E.

                  "SEVERANCE PARTICIPANT" shall mean each of the Participants listed on Schedule C.

                  "SEVERANCE PAYMENT" shall have the meaning set forth in
         Article IV.

                  "SUCCESSOR" shall mean (i) with respect to all Participants, a successor to all or substantially all of the business, operations or assets of the Company, (ii) with respect to any Participant as to whom a Change of Control is deemed to have occurred pursuant to clause (i) of the definition of Change of Control, the Person who becomes Beneficial Owner of the requisite percentage of capital securities of the Company as set forth in such clause (i), and (iii) with respect to a Participant employed in a Business Segment, upon a sale of a Business Segment, the buyer of such Business Segment.


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                  "TERMINATION DATE" shall mean, with respect to any
         Participant, the termination date specified in the Termination Notice delivered by such Participant to the Company in accordance with Section
         2.02 or the actual date of termination of such Participant's employment by the Company for any reason other than Cause or Disability, as applicable.

                  "TERMINATION NOTICE" shall mean, as appropriate, written notice from (a) a Participant to the Company purporting to terminate such Participant's employment for Good Reason in accordance with
         Section 2.02 or (b) the Company to any Participant purporting to terminate such Participant's employment for Cause or Disability in accordance with Section 2.03.

                  Section 1.02 Interpretation. In this Plan, unless a clear contrary intention appears, (a) the words "herein," "hereof" and "hereunder" refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

                                   ARTICLE II

                            ELIGIBILITY AND BENEFITS
                            ------------------------

                  Section 2.01 Eligible Employees.

                  (a) This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder.

                  (b) In the event that a Participant's employment is terminated and as a result such Participant forfeits any Retention Bonus or portion thereof, the Compensation Committee shall have the authority to designate as a Participant any individual who is hired or otherwise promoted to replace such terminated Participant. In addition, the Compensation Committee shall be authorized from time to time after the Effective Date to designate as Participants one or more members of a select group of management or highly compensated employees of the Company (including new hires) who, in each case, are not Existing Participants; provided, however, that the Compensation Committee shall seek and receive approval of such designation from (i) the Board and the Administrative Agent, if such approval of designation is sought prior to the Emergence Date or (ii) the Board, if such approval of designation is sought on or after the Emergence Date. The Retention Bonus (or any portion thereof) due to such Participants designated pursuant to this Section 2.01(b) shall be determined by the Compensation Committee and shall be generally consistent with the range of Retention Bonuses received by similarly situated Bonus Participants. Any such payment of a Retention Bonus shall be payable from the Discretionary Bonus Pool.



                                       7



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                  Section 2.02 Termination Notices from Participants. For
purposes of this Plan, in order for any Participant to terminate his or her employment for Good Reason, such Participant must give a Termination Notice to the Company, which notice shall be signed by such Participant, shall be dated the date it is given to the Company, shall specify the Termination Date and shall state that the termination is for Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason. Any Termination Notice given by a Participant that does not comply in all material respects with the foregoing requirements as well as the "Good Reason" definition provisions set forth in Section 1.01 shall be invalid and ineffective for purposes of this Plan. If the Company receives from any Participant a Termination Notice that it believes is invalid and ineffective as aforesaid, it shall promptly notify such Participant of such belief and the reasons therefor.

                  Section 2.03 Termination Notices from Company. For purposes of this Plan, in order for the Company to terminate any Participant's employment for Cause, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For purposes of this Plan, in order for the Company to terminate any Participant's employment for Disability, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice given by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of this Plan. Any Termination Notice purported to be given by the Company to any Participant after the death or retirement of such Participant shall be invalid and ineffective.

                                  ARTICLE III

                             RETENTION BONUS PROGRAM

                  Section 3.01 Retention Bonus. The aggregate amount allocable to the Bonus Participants pursuant to this Plan shall not exceed eight million two hundred thousand dollars ($8.2 million) (the "Total Pool"). Each Bonus Participant shall be entitled to the retention bonus as set forth in such Participant's Retention Bonus Notice ("Retention Bonus"), which Retention Bonus shall be determined by the Compensation Committee, provided that the aggregate amount of all Retention Bonuses shall not exceed the Total Pool. No Bonus Participant shall be entitled to a Retention Bonus unless and until such Participant receives a Retention Bonus Notice and waives any right to any retention bonus set forth in any separate employment arrangement between such Bonus Participant and any Debtor or Business Segment.

                  Section 3.02 Payment of Retention Bonus.

                  (a) Except as otherwise provided in Section 3.03 below, the Company shall pay the Retention Bonus to each Bonus Participant as follows (i) twenty-five



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percent (25%) of the Retention Bonus on April 11, 2003 (the "April Payment"),
(ii) twenty-five percent (25%) of the Retention Bonus on the Emergence Date (the "Emergence Payment"), and (iii) fifty percent (50%) upon the earlier to occur of
(x) the date that is six (6) months after the Emergence Date, or (y) December 31, 2003 (the "Final Payment" which together with the April Payment and the Emergence Payment, comprises the "Retention Bonus").

                  (b) Except as otherwise provided in Section 3.03 below, in order to be eligible to receive a Retention Bonus payment, the Bonus Participant must be actively employed with any of the Debtors and in good standing with respect to all employment policies of the applicable Debtor, including, without limitation, policies relating to confidentiality and noncompetition, on the date the applicable payment becomes due and payable pursuant to this Section 3.02.

                  Section 3.03 Termination of Employment; Sale of Business Segment; Change of Control.

                  (a) Upon a termination of a Bonus Participant's employment by
(i) any Debtor for any reason other than Cause, (ii) the Bonus Participant for Good Reason or (iii) the Bonus Participant or any Debtor for Disability or death, at any time that is (A) after the Effective Date but on or prior to April 11, 2003, then the Bonus Participant shall be entitled to receive a pro-rated portion of the April Payment, based on the number of days employed between the Petition Date and April 11, 2003, (B) subsequent to April 11, 2003, and on or before July 12, 2003, then the Bonus Participant shall be entitled to receive a pro-rated portion of the Emergence Payment, based on the number of days the Bonus Participant is employed between April 12, 2003 and July 12, 2003, or (iii) subsequent to July 12, 2003, then the Bonus Participant shall be entitled to receive the full Final Payment.

                  (b) If a Bonus Participant is employed by a Business Segment which undergoes a Sale, then such Bonus Participant shall be entitled to receive payment in full of the Retention Bonus.

                  (c) The amount of any Retention Bonus that could have been payable to any Bonus Participant had such Participant remained employed and eligible for such Retention Bonus may be added to the amount available to be paid or payable from the Discretionary Bonus Pool.

                  (d) In the event of a Change of Control or a Sale of a Business Segment, nothing herein shall relieve the Company from any of the obligations for payment of the Retention Bonus pursuant to the terms of the Plan; provided, however, that nothing in this Section 3.03(d) shall prevent an acquirer of or Successor to the Company or any such Business Segment from assuming the obligations of the Company for payment of the Retention Bonus (or any portion thereof) to Bonus Participants pursuant to the terms of the Plan provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation.



                                       9



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                  Section 3.04 Discretionary Bonus Pool. In the event that any
Retention Bonus payment is not distributed to a Bonus Participant due to a termination of employment, then the amount of such payment shall become part of a discretionary bonus pool (the "Discretionary Bonus Pool"). The Discretionary Bonus Pool may be allocated in the discretion of the Compensation Committee to those Bonus Participants who are so designated in accordance with the provisions of Section 2.01(b) and any such Retention Bonus shall be generally consistent with the range of Retention Bonuses received by similarly situated Bonus Participants.

                  Section 3.05 Payment of December 2002 Bonus and Cancellation of Existing Bonus Retention Plan. As a condition to participation in the Retention Bonus program contemplated in this Article III, each Bonus Participant who as of the Effective Date was a participant in the Existing Bonus Retention Plan (i) is no longer eligible to participate in the Existing Bonus Retention Plan, except that such Bonus Participant is entitled to receive payment of a bonus under the Company's Existing Bonus Retention Plan that accrued and became due and payable in December 2002 under the terms of the Existing Retention Bonus Plan, and (ii) shall sign a release within thirty (30) days of the Effective Date, of any and all rights to receive any future bonus payments pursuant to the Existing Retention Bonus Plan, which release shall contain a waiver of any and all rights to such bonus payments under the Existing Bonus Retention Plan referenced in employment arrangements or any other agreements he or she maintains with any Debtor. The Existing Bonus Retention Plan shall terminate upon the Effective Date.

                                   ARTICLE IV

                   SEVERANCE AND RELATED TERMINATION BENEFITS
                   ------------------------------------------


                  Section 4.01 Termination of Employment. In the event that (i) a Severance Participant terminates his or her employment for Good Reason, (ii) any Debtor terminates a Severance Participant's employment for any reason other than for Cause; or (iii) any Debtor or Severance Participant terminates employment due to Disability or death, in each case after the Effective Date, then such Severance Participant (or his or her beneficiary) shall be entitled to receive, and the Company shall be obligated to pay to the Severance Participant, within sixty (60) days after such Severance Participant's Termination Date, a lump sum cash payment equal to (a) the Severance Participant's current Annual Salary on the Termination Date multiplied by the severance multiplier applicable for such Severance Participant as set forth on Schedule C (the "Severance Payment") PLUS (b) all unused vacation time accrued by such Severance Participant as of the Termination Date under the Company's vacation policy, PLUS
(c) all accrued but unpaid compensation earned by such Severance Participant as of the Termination Date. In addition, for a period of months equal to the Severance Participant's applicable severance multiplier multiplied by twelve
(12), such Severance Participant (or his or her beneficiary) shall continue to be covered by all life, health care, medical and dental insurance plans and programs (excluding disability) of the applicable Debtor under which he or she was covered on the Termination Date.

                  Section 4.02 Termination of Employment Following a Change of Control or Sale of a Business Segment. In the event of a Change of Control of the Company or a Sale of a Business Segment (solely with respect to a Participant then employed by such Business Segment) which occurs, in each case, after the Effective Date and prior to the first anniversary of the Emergence Date, each Enhanced Severance Participant shall be entitled to receive, in the event of a termination of employment during the twelve-month period immediately following such a Change of Control or Sale of a Business Segment by (i) the Enhanced Severance Participant for Good Reason or (ii) the Successor, the Company or any Debtor (or, in case of a Sale of Business Segment, the buyer of such Business Segment) other than for Cause (excluding death or Disability), the benefits set forth in Section 4.01, except that in lieu of the Severance Payment, the Enhanced Severance Participant shall be entitled to receive a lump sum cash payment equal to the sum of the Severance Participant's current Annual Salary on the Termination Date plus such Enhanced Severance Participant's target annual bonus with respect to the year in which the Termination Date occurs, multiplied by the Change of Control severance multiplier applicable for such Enhanced Severance Participant as set forth on Schedule D, provided, however, that (i) in order to be eligible to receive such payment contemplated in this
Section 4.02, the Enhanced Severance Participant shall not have accepted designation as a participant in any equity-based incentive plan established by any of the Debtors subsequent to the Emergence Date and (ii) on the first anniversary of the Emergence Date, an Enhanced Severance Participant shall cease to be an Enhanced Severance Participant and shall become a Severance Participant whose severance payments and benefits are governed exclusively by Section 4.01. Any obligation incurred by the Company or the Successor under this Section 4.02 shall be paid to the Enhanced Severance Participant within sixty (60) days of the Termination Date.

                  Section 4.03 Condition to Receipt of Severance Benefits. As a condition to receipt of any payment or benefits under this Article IV, such Participant must enter into a Non-Solicitation, Non-Compete, Non-Disclosure, and Non-Disparagement Agreement with the Company and its affiliates and an additional release of claims agreement substantially similar to the form attached hereto pursuant to which agreement Participant releases the Company and its successors, assigns, divisions, affiliates, representatives, agents, officers, directors, stockholders, and employees from any claims, demands and/or causes of action relating to or arising out of the termination of his or her employment with the Company or any Debtor, including, but not limited to any statutory claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990 and/or the Civil Rights Acts of 1964 and 1991.

                  Section 4.04 Gross-Up Payment.

                  (a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of any Enhanced Severance Participant under this Plan (the "TRIGGERING PAYMENT") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the "EXCISE TAX"), then such Enhanced Severance Participant shall be entitled to receive from the Company an additional payment (the "GROSS-UP



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

PAYMENT") in an amount such that after payment by such Enhanced Severance Participant of all taxes (including any interest or penalties imposed with respect to such taxes) including any Excise Tax imposed on the Gross-Up Payment, such Enhanced Severance Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Triggering Payment. All determinations required to be made under this Section 4.04 with respect to a particular Enhanced Severance Participant shall be made in writing within ten (10) business days of the receipt of notice from the Enhanced Severance Participant that there has been a Triggering Payment (or at such earlier time as is requested by the Company and the Enhanced Severance Participant) by the independent accounting firm then retained by the Company in the ordinary course of business (which firm shall provide detailed supporting calculations to the Company and such Participant) and such determinations shall be final and binding on the Company (including the Compensation Committee) and all Enhanced Severance Participants. Any fees incurred as a result of work performed by any independent accounting firm pursuant to this Section 4.04 shall be paid by the Company.

                  (b) For purposes of determining the amount of the Gross-Up Payment, the Enhanced Severance Participant shall be deemed to pay: (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the independent accounting firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Gross-Up Payment made, the Enhanced Severance Participant shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Gross-Up Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Gross-Up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Enhanced Severance Participant, and interest payable to the Company shall not exceed interest received or credited to the Enhanced Severance Participant by such tax authority for the period it held such portion. The Enhanced Severance Participant and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Enhanced Severance Participant's good faith claim for refund or credit is denied. In the event that the Excise Tax is later determined by the independent accounting firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess if finally determined. The Gross-

Up Payment (or portion thereof) provided for in this Section 4.04 shall be paid to the Enhanced Severance Participant (or to the applicable taxing authority) not later than ten (10) business days following the payment of the Triggering Payments; provided, however, that if the amount of such Gross-Up Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Enhanced Severance Participant by such date an amount estimated in good faith by the independent accounting firm to be the minimum amount of such Gross-Up Payment and shall pay the remainder of such Gross-Up Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Triggering Payment. In the event that the amount of the estimated Gross-Up Payment exceeds the amount subsequently determined to have been due, such excess shall be refunded to the Company by the Enhanced Severance Participant on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  Section 4.05 Limitation of Benefits.

                  (a) Anything in this Plan to the contrary notwithstanding, the Company's obligation to continue health and welfare benefits for any Severance Participant or Enhanced Severance Participant shall cease if and when such Participant becomes employed by a third party that provides such Participant with health and welfare benefits.

                  (b) Anything in this Plan to the contrary notwithstanding, the amounts payable to any Participant under Article IV of this Plan shall be reduced by the aggregate amount of all separation, severance or termination payments due to such Participant under (i) any Benefit Plan (other than this Plan), (ii) any agreement (except with respect to a severance provision therein) between such Participant and any Debtor or Business Segment, or (ii) any applicable law, statute, rule, regulation, order or decree (or other pronouncement having the effect of law) of any nation or governmental authority; provided, however, that a Participant shall be entitled to decline acceptance of any severance payment pursuant to Sections 4.01 or 4.02 and choose in lieu thereof any severance benefits contained in an individual agreement between the Participant and any of the Debtors or a Business Segment.

                  Section 4.06 Plan Unfunded; Participant's Rights Unsecured. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured claim against the general assets of the Company.


                                   ARTICLE V

                         NON-QUALIFIED BENEFIT PROGRAMS
                         ------------------------------

                  Section 5.01 Obligations under Existing SERP Programs. As of the Effective Date, the General Chemical Corporation Supplemental Savings and Retirement Plan (as amended), the Krone Incorporated Supplemental Executive Retirement Plan, and the Prestolite Wire Corporation Supplemental Executive Retirement Plan (collectively, the "SERP") are maintained for the benefit of certain executives of the Debtors. Notwithstanding the terms of the respective SERP, distribution of benefits under the SERP shall be made as follows:

                  (a) With respect to those active employees who participate in the SERP Plans and who are listed on Schedule E (the "SERP Participants"), the Company or any Debtor, as applicable, shall distribute to each SERP Participant, on the date such SERP Participant otherwise becomes eligible to receive his or her benefits under the SERP in accordance with the terms of the respective SERP, up to $215,000 of the applicable balances set forth on Schedule E; provided, however, that no distribution may be made to any SERP Participant prior to the second anniversary of the Emergence Date.

                  (b) For purposes of determining a distribution of SERP benefits in accordance with applicable SERP terms, a "change in control" for purposes of SERP Participants in the Prestolite Wire Corporation Supplemental Executive Retirement Plan shall mean a Change of Control, as defined herein.

                  (c) Notwithstanding anything to the contrary, nothing contained herein shall impair, modify or abridge the rights of, or otherwise foreclose the ability of, Mr. Richard Russell or Mr. Ronald Lowy to enter into discussions with the Company, representatives of the official committee of unsecured creditors appointed in these cases and/or the Administrative Agent, as appropriate, to make arrangements for the payment of any remaining SERP balance which is set forth in Schedule E.

                  (d) Except with respect to Messrs. Russell and Lowy, as a condition to receipt of any payment pursuant to this Section 5.01, each SERP Participant shall waive any and all right such SERP Participant may have to any additional payment under the SERP not contemplated in this Section 5.01.

                                   ARTICLE VI

                               DISPUTE RESOLUTION
                               ------------------

                  Section 6.01 Negotiation. In case a claim, dispute or controversy shall arise between any Participant (or any person claiming by, through or under any Participant) and the Company (including the Compensation Committee) relating to or arising out of this Plan, either disputant shall give written notice to the other disputant ("Dispute Notice") that it wishes to resolve such claim, dispute or controversy by negotiations, in which event the disputants shall attempt in good faith to negotiate a resolution of such claim, dispute or controversy. If the claim, dispute or controversy is not so resolved within 30 days after the effective date of the Dispute Notice (as described in Section 7.08), subject to Section 6.03, either disputant may initiate arbitration of the claim, dispute or controversy as provided in Section 6.02. All negotiations pursuant to this Section 6.01 shall be held at the Company's principal offices in Parsippany, New Jersey (or such other place as the disputants shall mutually agree) and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

                  Section 6.02 Arbitration. Subject to Section 6.03, any claim, dispute or controversy arising out of or relating to this Plan which has not been resolved by negotiations in accordance with Section 6.01 within 30 days of the effective date of the Dispute Notice (as described in Section 7.08) shall, upon the written request of either disputant, be finally settled by arbitration conducted expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association regarding resolution of employment-related disputes. The arbitrator may, without limitation, award injunctive relief, but shall not be empowered to award damages in excess of compensatory damages and each disputant shall be deemed to have irrevocably waived any damages in excess of compensatory damages, such as punitive damages. The arbitrator's decision shall be final and legally binding on the disputants and their successors and assigns, and judgment by the arbitrator may be entered in any court having jurisdiction. Each party shall pay its own fees, disbursements, and costs relating to or arising out of any arbitration. All arbitration conferences and hearings shall be held within a thirty (30) mile radius of Parsippany, New Jersey.

                  Section 6.03 Exclusivity, etc. The dispute resolution procedures set forth in Sections 6.01 and 6.02 shall not apply to any matter which, by the express provisions of this Plan, is to be finally determined by the Compensation Committee or by an accounting firm. No legal action may be brought with respect to this Plan except for the purpose of specifically enforcing the provisions of this Article VI or for the purpose of enforcing any arbitration award made pursuant to Section 6.02.


                                  ARTICLE VII

                            Miscellaneous Provisions
                            ------------------------

                  Section 7.01 Cumulative Benefits. Except as provided in Sections 3.01, 4.05, 5.01 and 7.11, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and any Debtor or Business Segment.

                  Section 7.02 No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise. Except as otherwise provided in Section 4.05, the amount of any payment provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. The Company's obligations to make payments to any Participant required under this Plan shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.

                  Section 7.03 Amendment or Termination. Subject to the approval of the Bankruptcy Court prior to the Emergence Date, the Board may amend or terminate the Plan at any time; provided however that (i) no such amendment may adversely affect any rights of the Participants who were Plan Participants prior to the date of such amendment (and may only adversely affect the rights of any Plan Participants who become Plan Participants on or following the date of such amendment or termination), (ii) any such termination of the Plan may not abridge the rights of (x) any Bonus Participant to receive the full Retention Bonus contemplated in Section 3.02 or (y) any SERP Participant to receive the full SERP payment contemplated in Section 5.01 and (iii) with respect to the Company's obligations to pay severance pursuant to Sections 4.01 and 4.02, no termination of the Plan may be made prior to the fifth (5th) anniversary of the Emergence Date. Notwithstanding the foregoing, the Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.

                  Section 7.04 Enforceability. The provisions of this Plan (i) are for the benefit of, and may be enforced directly by, each Participant and
(ii) constitute a continuing offer to all present and future Participants, until its termination in accordance with Section 7.03. The Company, by its adoption of this Plan, acknowledges and agrees that each present and future Participant (a) has relied upon and will continue to rely upon the provisions of this Plan in becoming, and serving as, an employee of the Company or any Debtor, (b) shall not be prejudiced in his or her right to enforce directly the provisions of this Plan in accordance with its terms by any act or failure to act on the part of the Company. The failure of Participants or any applicable Debtor to insist upon strict adherence to any term of the Plan on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.

                  Section 7.05 Administration.

                  (a) The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan. The Compensation Committee shall have no authority to change or modify the level of benefits provided for Participants under this Plan. No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan. In making determinations and taking other actions with respect to this Plan, the members of the Compensation Committee will be deemed to be fiduciaries with the same duties imposed upon plan fiduciaries by ERISA.

                  (b) The members of the Compensation Committee shall receive no additional compensation for their services relating to this Plan. Any expenses properly incurred by the Compensation Committee incident to this Plan, including the cost of any bond required by applicable law, shall be paid by the Company.

                  (c) The Company shall indemnify and hold harmless each member of the Compensation Committee against and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member's own gross negligence or willful cause. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

                  Section 7.06 Consolidations, Mergers, Etc. In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 7.06 shall prevent an acquirer of or Successor to the Company or any such Business Segment from assuming the obligations, or any portion thereof, of the Company herender pursuant to the terms of the Plan provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation. In the event that an acquirer of or Successor to the Company or any such Business Segment agrees to perform the Company's obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its Successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.

                  Section 7.07 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant's devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant's estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

                  Section 7.08 Notices. All notices and other communications provided for in this Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company's principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the Chief Operating Officer, and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

                  Section 7.09 Tax Withholdings. The Company shall have the right to deduct from any payment hereunder all taxes (federal, state or other) which it is required to be withhold therefrom.

                  Section 7.10 No Employment Rights Conferred.

                  (a) This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or its affiliates. Nothing contained in this Plan shall (i) confer upon any Participant any right with respect to continuation of employment with any Debtor or (ii) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company or any Debtor to terminate such Participant's employment at any time.

                  Section 7.11 Entire Plan. Except as set forth in this Section 7.11, this Plan contains the entire understanding of the Participants and the Debtors with respect to the retention arrangements maintained on behalf of the Participants by the Debtors. Except with respect to individual agreements entered into with (i) Steve Gallant, dated August 2, 2002 and (ii) Rodney Smith, dated October 1, 2001 (the "Separate Agreements"), there are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and any Debtor with respect to the subject matter herein other than those expressly set forth herein. With respect to the Separate Agreements, to the extent that Mr. Gallant or Mr. Smith elects to receive a benefit under the Plan (such as bonus or severance), he shall not be entitled to receive a like or similar benefit (such as bonus or severance, respectively) pursuant to his Separate Agreement; and to the extent that Mr. Gallant or Mr. Smith elects to receive a benefit under his Separate Agreement (such as bonus or severance), he shall not be entitled to receive a like or similar benefit (such as bonus or severance, respectively) pursuant to the Plan. As such, nothing contained herein shall prohibit Mr. Gallant or Mr. Smith from limiting his participation in the Plan such that he accepts only certain of the Plan benefits. In the event that the Company determines that there exist other individual agreements in addition to the Separate Agreements, such participants shall be treated in the same fashion as Messrs. Gallant and Smith in accordance with this Section 7.11 and shall provide notice to the Administrative Agent.

                  Section 7.12 Prior Agreements. Except as set forth in Section 7.11, this Plan supersedes all prior agreements, programs and understandings (including verbal agreements and understandings) between the Participants and any Debtor regarding the terms and conditions of Participant's retention arrangements, including, without limitation, the Existing Bonus Retention Plan.

                  Section 7.13 Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

                  Section 7.14 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws rules, and applicable federal law.

                  Section 7.15 Condition Precedent to Plan Effectiveness. On December 2, 2002, the Company filed the Joint Motion of GenTek Inc., et al. and Noma Company for Order Under 11 U.S.C. ss.ss. 105(a) and 363(b)(1) Authorizing Implementation and Continuation of Key Employee Retention, Savings and Retirement Programs (the "Motion") in the United States Bankruptcy Court for the District of Delaware. The effectiveness of the Plan and the Company's obligations thereunder are contingent on the entry of a final order by a court of competent jurisdiction approving the Motion. In the event that the Motion is not approved, the Plan shall be null and void, and no party shall be entitled to enforce any rights against the Company thereunder.

                  IN WITNESS WHEREOF, and as conclusive evidence of the adoption of this Plan by the GenTek Inc. Board, GenTek Inc. has caused this Plan to be duly executed in its name and behalf by its proper officer thereunto duly authorized as of the Effective Date.

                                               GENTEK INC.


                                               By: _____________________________
                                               Printed Name: ___________________
                                               Title: __________________________